Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in Form S-8 of Kallo Inc. filed with the SEC on June 27, 2011 (SEC file no. 333-175152) and in Form S-8 of Kallo Inc. filed with the SEC on September 6, 2012 (SEC file no. 333-183737), of our audit report dated April 14, 2016 filed with this Form 10-K.

/s/ MALONEBAILEY, LLP
MaloneBailey, LLP
www.malone−bailey.com
Houston, Texas

April 14, 2016